Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-279582 on Form S-3 of our report dated February 20, 2026, relating to the financial statements and financial statement schedule of Wisconsin Public Service Corporation appearing in this Annual Report on Form 10-K of Wisconsin Public Service Corporation for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 20, 2026